Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

NEWS RELEASE

CHARLES RIVER COMMENCES MAILING OF PROXY MATERIALS IN CONNECTION WITH WUXI PHARMATECH ACQUISITION

WILMINGTON, MA, July 1, 2010 – Charles River Laboratories International, Inc. (NYSE: CRL), a leading global provider of research models and associated services and of preclinical drug development services, announced today that it has filed its definitive proxy statement with the Securities and Exchange Commission (SEC) regarding its previously announced agreement to acquire WuXi PharmaTech (Cayman) Inc. (NYSE: WX) and has commenced mailing proxy materials to shareholders requesting their approval for the issuance of Charles River common stock in connection with the transaction.  The definitive proxy statement can also be found on the SEC’s website at www.sec.gov and on the Charles River website at www.criver.com/specialwuxi2010.

The Company said the transaction is intended to enhance shareholder value by creating the premier early-stage contract research organization to offer fully integrated drug development services from molecule creation to first-in-human testing.  The combination of Charles River’s expertise in in vivo biology and WuXi’s expertise in discovery chemistry will create a global partner with the ability to support pharmaceutical and biotechnology clients as no other contract research organization can.

The special meeting of shareholders will be held on August 5, 2010, at 8:30 a.m. EDT, at 181 Ballardvale Street, Wilmington, Massachusetts.  Shareholders of record as of June 30, 2010, are entitled to vote their shares either in person or by proxy.  The Charles River Board of Directors encourages shareholders to support the transaction by voting in favor of the issuance of Charles River common stock.  Detailed voting instructions will be included in the mailed proxy materials.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies

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and leading academic institutions around the globe accelerate their research and drug development efforts.  Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi PharmaTech (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the proposed combination may be delayed or not completed due to the failure to obtain stockholder or regulatory approvals or otherwise satisfy the conditions to the proposed combination as set forth in the acquisition agreement for the proposed combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River. Charles River assumes no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River has filed a definitive proxy statement with the SEC. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington,

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MA 01887, Attention: General Counsel. In addition, the definitive proxy statement is available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com/specialwuxi2010.

Charles River, WuXi and their respective directors and executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the interests of Charles River’s directors and certain members of Charles River’s management in the proposed transaction is set forth in the definitive proxy statement filed with the SEC. Information regarding WuXi’s directors and executive officers is available in WuXi’s annual report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 23, 2010. Information regarding the interests of WuXi’s directors and certain members of WuXi’s management in the proposed transaction is available in WuXi’s approved scheme document, which was filed on Form 6-K with the SEC on June 29, 2010.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

For Charles River:
Investor Contact:
Susan E. Hardy
Corporate Vice President, Investor Relations
781.222.6190
susan.hardy@crl.com

Media Contact:
Amy Cianciaruso
Director, Public Relations
781.222.6168
amy.cianciaruso@crl.com

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